Exhibit 99.1

Boot Barn Holdings, Inc. Announces First Quarter Fiscal Year 2016 Financial Results

Raises Fiscal Year Guidance to Include Sheplers Acquisition

IRVINE, Calif.--(BUSINESS WIRE)--August 4, 2015--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the first quarter fiscal year ended June 27, 2015.

Highlights for the quarter ended June 27, 2015, were as follows:

  Net sales increased 16.4% to $96.0 million;
  Same store sales, which include e-commerce sales, increased 5.6%;
  Net income was $2.3 million, or $0.08 per diluted share; and
  Pro forma adjusted net income (1) increased 117.4% to $3.0 million, or $0.11 per diluted share.

1) Pro forma adjusted net income is a non-GAAP measure. An explanation of the computation of this measure and a reconciliation to GAAP net income is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Jim Conroy, Chief Executive Officer, commented, “We achieved a great start to the fiscal year with strong first quarter results as a result of solid execution across our growth initiatives. Double digit net sales growth was driven by the contribution from new stores as well as our 23rd consecutive quarterly increase in same store sales. We also saw a healthy improvement in merchandise margins year-over-year, achieved growth in adjusted operating income of 23.6% and more than doubled our net income on a pro forma adjusted basis. Finally, we were able to achieve expense leverage with adjusted income from operations improving 35 basis points versus last year.”

Mr. Conroy continued, “Subsequent to the end of the first quarter, we completed the acquisition of Sheplers. We have been working very closely with the Sheplers team and are pleased to report that the integration is off to a very strong start and that we are executing according to our plan. We continue to expect the acquisition to be accretive in the current fiscal year, excluding one-time acquisition and integration costs.”

Operating Results for the First Quarter Ended June 27, 2015

  Net sales increased 16.4% to $96.0 million from $82.5 million in the first quarter of fiscal 2015. Net sales increased due to contributions from 7 new stores opened during the quarter and a 5.6% increase in same store sales, which include e-commerce.
  Gross profit was $30.8 million or 32.1% of net sales, compared to gross profit of $26.9 million or 32.6% of net sales in the prior year period. Merchandise margin grew in the quarter, primarily driven by increased penetration of private brands, improved mark-up across the chain, and an improvement in ecommerce margin. This increase was offset by increases in store occupancy costs and depreciation expense associated with the increase in new store openings compared to the prior year period.

  Excluding the acquisition-related costs and adjusting income from operations in the first quarter of fiscal year 2015 to reflect $0.8 million of public company costs we estimate would have been incurred had the Company been a public company during that quarter, adjusted income from operations was $5.7 million in the first quarter of fiscal year 2016, an increase of 23.6%, compared to $4.6 million in the prior-year period. This improvement demonstrates expense leverage of 35 basis points versus last year on a pro forma adjusted basis.
  The Company opened 7 new stores and ended the quarter with 176 stores in 28 states.
  Net income for the first quarter of fiscal 2016 was $2.3 million, or $0.08 per diluted share, which includes $0.03 per diluted share of acquisition-related costs. This compares to $1.4 million or $0.00 per diluted share in the prior year period. Pro forma adjusted net income was $3.0 million, or $0.11 per diluted share compared to $1.4 million or $0.06 per diluted share in the prior year period.

A reconciliation of adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per diluted share, each a non-GAAP financial measure, to their most directly comparable GAAP financial measures is included in the accompanying financial data. See also "Non-GAAP Financial Measures."

Balance Sheet Highlights as of June 27, 2015

  Cash: $12.9 million
  Total debt: $100.9 million
  Total liquidity (cash plus availability on $75 million revolving credit facility): $60.8 million

Subsequent Events

On June 29, 2015, the Company completed the purchase of Sheplers, a 116-year old western lifestyle company with 25 retail locations across the United States and an industry-leading e-commerce business.

The Company financed the acquisition and refinanced approximately $172 million of its and Sheplers’ existing indebtedness with an initial borrowing of $57 million under a new $125 million syndicated senior secured asset-based revolving credit facility for which Wells Fargo Bank, National Association, acted as agent, and a $200 million syndicated senior secured term loan for which GCI Capital Markets LLC acted as agent.

The Company expects the acquisition to be accretive to fiscal 2016 earnings (ending March 26, 2016), excluding estimated one-time transaction and integration costs. The acquisition is also expected to generate $6 million to $8 million of ongoing annual synergies and to be approximately 10% accretive to Boot Barn’s net income in fiscal year 2017.

Fiscal Year 2016 Outlook

For the fiscal year ending March 26, 2016, the Company is now including Sheplers in its consolidated outlook. Therefore, the Company now expects:

  To open 22 new stores, with 14 expected to open in the first half of the fiscal year and 8 in the second half of the fiscal year.
  Same store sales growth, including e-commerce sales of low to mid-single digits.
  Pro forma adjusted income from operations between $49.3 million and $51.5 million, compared to the Company’s prior outlook of $39.1 million and $41.1 million.
  Pro forma adjusted net income of $23.2 million to $24.5 million, compared to the Company’s prior outlook of $21.9 million to $23.1 million.
  Pro forma adjusted net income per diluted share of $0.85 to $0.90 based on 27.3 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $0.81 to $0.86 per diluted share.
  Capital expenditures of approximately $31.0 million, which includes $13.0 million related to Sheplers.

For the fiscal second quarter ending September 26, 2015, the Company expects:

  Same store sales growth for the Boot Barn business, including e-commerce and excluding Sheplers, to be in the low to mid-single digits.
  The Sheplers business, including e-commerce, to experience a single-digit decline in same store sales. The stores will experience a mid-single digit decline in sales as the Company prepares the stores for rebranding. The e-commerce business will experience a high single-digit decline in sales as the Company wraps up against outsized sales performance in the second quarter of fiscal 2015.
  Total same store sales growth for Boot Barn, including e-commerce and Sheplers, to be in the low-single digits.
  Pro forma adjusted net income per diluted share of $0.02 to $0.05 based on 27.2 million weighted average diluted shares outstanding.

Our Fiscal 2016 outlook for pro forma adjusted income from operations and net income will exclude merger and integration costs and other non-recurring expenses, including losses on the disposal of assets, acquisition-related expenses, acquisition-related integration and reorganization costs, amortization of inventory fair value adjustment, markdown of discontinued Sheplers’ inventory, and the write off of debt issuance costs as part of the June 29, 2015 refinancing. See the table at the end of this press release that reconciles forecasted GAAP net income to forecasted pro forma adjusted net income.

Conference Call Information

A conference call to discuss the financial results for the first quarter of fiscal 2016 is scheduled for today, August 4, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (855) 327-6837. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until August 18, 2015, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 908040. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of more than 200 work and lifestyle brands. Boot Barn now operates 204 stores in 29 states, in addition to an e-commerce channel, including both www.bootbarn.com and www.sheplers.com. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted income from operations, pro forma adjusted net income and pro forma adjusted net income per share to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual income from operations, actual net income and actual diluted earnings per share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other issuers. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted income from operations to income from operations, pro forma adjusted net income to net income, and pro forma adjusted net income per share to net income per share.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. You can identify forward-looking statements by the fact that they generally include words such as "anticipate," "estimate," "expect," "project," "plan,“ "intend," "believe," “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the failure to realize the anticipated synergies from the Sheplers acquisition and other risks of integration, declines in consumer spending or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; to maintain and enhance its strong brand image; to compete effectively; to maintain good relationships with its key suppliers; and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	June 27, 2015	March 28, 2015

Assets
Current assets:
Cash and cash equivalents	$12,920	$1,448
Accounts receivable	3,002	3,863
Inventories	136,415	129,312
Prepaid expenses and other current assets	9,609	10,773
Total current assets	161,946	145,396
Property and equipment, net	34,536	30,054
Goodwill	93,097	93,097
Intangible assets, net	56,514	57,131
Other assets	1,659	1,026
Total assets	$347,752	$326,704

Liabilities and stockholders' equity
Current liabilities:
Line of credit	$27,100	$16,200
Accounts payable	48,370	44,636
Accrued expenses and other current liabilities	23,470	24,061
Current portion of notes payable	2,181	1,713
Total current liabilities	101,121	86,610
Deferred taxes	21,102	21,102
Long-term portion of notes payable	71,592	72,489
Other liabilities	5,256	4,081
Total liabilities	199,071	184,282

Stockholders' equity:
Common stock, $0.0001 par value; June 27, 2015 - 100,000
shares authorized, 26,097 shares issued and outstanding;
March 28, 2015 - 100,000 shares authorized, 25,824 shares
issued and outstanding	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized,
no shares issued or outstanding	-	-
Additional paid-in capital	132,681	128,693
Retained earnings	15,997	13,726
Total stockholders' equity	148,681	142,422
Total liabilities and stockholders' equity	$347,752	$326,704

Boot Barn Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen weeks ended
	June 27, 2015	June 28, 2014

Net sales	$96,000	$82,497
Cost of goods sold	65,221	55,607
Gross profit	30,779	26,890
Operating expenses:
Selling, general and administrative expenses	25,053	21,497
Acquisition-related expenses	891	-
Total operating expenses	25,944	21,497
Income from operations	4,835	5,393
Interest expense, net	791	2,757
Other income, net	-	18
Income before income taxes	4,044	2,654
Income tax expense	1,773	1,241
Net income	2,271	1,413
Net income attributed to non-controlling interest	-	4
Net income attributed to Boot Barn Holdings, Inc.	$2,271	$1,409

Earnings per share:
Basic shares	$0.09	$(0.00)
Diluted shares	$0.08	$(0.00)
Weighted average shares outstanding:
Basic shares	25,865	19,149
Diluted shares	26,973	19,149

Boot Barn Holdings, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen weeks ended
	June 27, 2015	June 28, 2014
Cash flows from operating activities
Net income	$2,271	$1,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,008	1,400
Stock-based compensation	653	442
Excess tax benefit	(2,111)	-
Amortization of intangible assets	629	658
Amortization of deferred loan fees and debt discount	69	194
Loss on disposal of property and equipment	11	62
Accretion of above market leases	(19)	(48)
Deferred taxes	154	381
Changes in operating assets and liabilities:
Accounts receivable	861	98
Inventories	(7,103)	(7,563)
Prepaid expenses and other current assets	3,121	(1,931)
Other assets	(235)	191
Accounts payable	4,318	4,830
Accrued expenses and other current liabilities	(591)	(547)
Other liabilities	1,202	(249)
Net cash provided by (used in) operating activities	5,238	(669)

Cash flows from investing activities
Purchases of property and equipment	(7,085)	(1,803)
Net cash used in investing activities	(7,085)	(1,803)

Cash flows from financing activities
Line of credit - net	10,900	13,970
Proceeds from loan borrowings	-	30,750
Repayments on debt and capital lease obligations	(477)	(269)
Debt issuance fees	(439)	(682)
Excess tax benefits from stock options	2,111	-
Proceeds from exercise of stock options	1,224	-
Dividends paid	-	(41,300)
Net cash provided by financing activities	13,319	2,469

Net increase (decrease) in cash and cash equivalents	11,472	(3)
Cash and cash equivalents, beginning of period	1,448	1,118
Cash and cash equivalents, end of period	$12,920	$1,115

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$124	$1,123
Cash paid for interest	$707	$2,013
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$791	$218

Boot Barn Holdings, Inc.
Supplemental Information - Consolidated Statements of Operations
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted income from operations, pro forma adjusted net income, and pro forma adjusted diluted earnings per share, with the most directly comparable GAAP financial measures of income from operations, net income, and diluted earnings per share. Pro forma adjusted net income and pro forma adjusted diluted earnings per share give effect to the reduction in our interest rate under our credit facility as a result of, and the repayment of a portion of our term loan with the proceeds of, our November 2014 initial public offering, as if it had occurred on March 31, 2014, the first day of our fiscal year 2014.

	Thirteen Weeks Ended
(Dollars in thousands)	June 27, 2015	June 28, 2014
Reconciliation of GAAP income from operations to adjusted income from operations
Income from operations, as reported	$4,835	$5,393
Acquisition-related expenses (a)	891	-
Public company costs (b)	-	(761)
Adjusted income from operations	$5,726	$4,632

Reconciliation of GAAP net income attributed to Boot Barn Holdings,
Inc. to pro forma adjusted net income attributed to Boot Barn Holdings,
Inc.
Net income attributed to Boot Barn Holdings, Inc., as reported	$2,271	$1,409
Acquisition-related expenses (a)	891	-
Public company costs (b)	-	(761)
Interest expense, as reported	-	2,757
Pro forma interest expense (c)	-	(1,210)
Provision for income taxes, as reported	1,773	1,241
Pro forma adjusted provision for income taxes (d)	(1,942)	(2,059)
Pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$2,993	$1,377

Reconciliation of adjusted net income per share
Net income per share, diluted:
Net Income per share, as reported	$0.08	$(0.00)
Adjustments	0.03	(0.00)
Net income per share paid to vested option holders (e)	-	0.06
Pro forma adjusted net income per share, diluted	$0.11	$0.06

Weighted average diluted shares outstanding, as reported	26,973	19,149
Pro forma effect of shares issuances in IPO (f)	-	5,750
Pro forma adjusted diluted weighted average shares	26,973	24,899

(a) Includes direct costs and fees related to the acquisition of Sheplers that was completed on June 29, 2015.
(b) Reflects estimated incremental legal, accounting, insurance and other compliance costs in the first quarter of fiscal year 2015 as if the Company had been a public company during such quarter. Actual public company costs incurred in fiscal 2016 are reflected in GAAP income.
(c) The net decrease in interest expense resulting from a reduction in our LIBOR floor and our pay down of principal balance on our term loan agreement with Golub Capital from the IPO proceeds, as if it had occurred on March 31, 2013.
(d) The provision for income taxes uses an effective tax rate of 39.3% compared to the Company's tax rate of 43.8% for Q1. The acquisition-related expenses are not tax deductible for tax purposes. There was also a one-time tax credit taken in Q1. If we exclude these one-time events, the tax rate would have been 39.3%.
(e) In April 2014, holders of vested stock options received a cash payment of $1.4 million, which the Company deducted from net income for purposes of the earnings per share calculation to determine the net income available to common shareholders. The Company has added this payment to the net income in order to calculate diluted earnings per share.
(f) These shares represent shares issued at the time of the IPO and are shown as if they had been issued on March 31, 2013.

	FY 2016 Outlook
(Dollars in thousands)	Low	High

Reconciliation of forecasted GAAP net income to forecasted pro forma adjusted net income
Net income guidance	$13.9	$15.3
Loss on disposal of assets	1.0	1.0
Acquisition-related expenses	0.9	0.9
Acquisition-related integration and reorganization costs	6.0	6.0
Amortization of inventory fair value adjustment	2.5	2.5
Markdown of discontinued Sheplers' inventory	4.1	4.1
Write off of debt issuance costs	0.8	0.8
Provision for income taxes	9.0	9.8
Pro forma adjusted provision for income taxes	(15.0)	(15.9)
Forecasted pro forma adjusted net income attributed to Boot Barn Holdings, Inc.	$23.2	$24.5

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year	Quarter	Quarter	Quarter	Quarter	Quarter
	March 29	June 28	September 27	December 27	March 28	June 27
	2014	2014	2014	2014	2015	2015
Store Count (BOP)	117	152	155	158	166	169
Opened/Acquired	39	3	3	8	4	7
Closed	(4)	-	-	-	(1)	-
Store Count (EOP)	152	155	158	166	169	176

CONTACT:
Investor:
ICR, Inc.
Anne Rakunas / Brendon Frey, 310-954-1113
BootBarnIR@icrinc.com
or
Media:
Boot Barn Media Relations
Jayme Maxwell, 949-453-4400 ext. 428
BootBarnIRMedia@bootbarn.com